UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 28, 2016
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing first quarter 2016 results was made April 28, 2016 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports First Quarter 2016 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 28, 2016	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports First Quarter 2016 Results

Joel Hatlen	Darrow Associates, Inc.
Vice President and Chief Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports First Quarter 2016 Results

Highest Level of First Quarter Bookings in 5 Years Driven by Automotive Growth

Redmond, WA, Thursday, April 28, 2016 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions for flash, flash-memory based intelligent devices and microcontrollers, today announced financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

•         Net sales of $4.6 million and total bookings of $5.9 million

•         Gross margin of 54.8%, up from 48.4% last year

•         Net loss of ($168,000), or ($0.02) per share

•         Adjusted EBITDA, excluding equity compensation, of $44,000

•         Automotive electronics orders were over 50% of Q1 bookings

•         Backlog of $2.0 million at end of quarter

•         Repurchased over 42,000 shares at average price per share of $2.26

Management Comments

“We had a solid start to 2016 driven by continued strength in our automotive electronics business,” said Anthony Ambrose, President and CEO of Data I/O Corporation.  “First quarter revenue of $4.6 million was in line with our expectation given the low backlog at the end of last year.  Bookings of $5.9 million were the strongest first quarter bookings in 5 years.  Sales to the automotive electronics market increased substantially in the first quarter, and represented over half of our bookings in the quarter.  We successfully rebuilt our backlog to $2.0 million at the end of the period.  The automotive electronics market will be a primary focus in 2016 given the market demand, particularly for infotainment systems, safety technology, advanced and other mission critical applications.”

“In addition to the strength in our automotive-related business, there were other notable areas of execution in the first quarter.  Prudent management of expenses and working capital brought our cash balance at the end of the quarter to $9.7 million, supporting an improvement in our current ratio from the end of last year and as we remain without debt.  First quarter operating expenses are typically higher than the rest of the year due to annual public company costs.   We also completed our China office move seamlessly. We significantly expanded our manufacturing capability in China at a much lower cost per square foot to support current and planned growth.  This will be complemented by our initiative for further cost reductions in our cost of goods sold that we believe may yield savings of $500,000 on an annualized basis over the next two years.“

“While we have effectively managed expenses, we made a concerted effort to invest in our future by maintaining spending on research and development (“R&D”) which was $1.1 million in the first quarter of 2016.  Our R&D efforts are centered on innovations for the automotive sector as well as the burgeoning Internet-of-Things marketplace.”

“As can be seen in our results for the first quarter, Data I/O is delivering on its strategic objectives.  We have developed this plan with a long term focus which is most appropriate given the cyclical capital investment nature of the customers we serve.  Specifically, our objectives include revenue growth to support market share gains, expansion of our addressable markets, maintaining our technology leadership position through continued investment in our intellectual property portfolio, capitalizing on our operating leverage, deploying excess capital and other resources for opportunistic growth, and returning of cash to shareholders.”

“Reflecting our strong balance sheet, continued outlook for growth and mission to deliver value for shareholders, during the first quarter we initiated a stock buyback program and repurchased 42,515 shares for approximately $96,000.  The entire program has a provision for a total of $1 million in stock repurchases.  Assuming the entire provision is utilized at the same cost basis as in the first quarter, we will have produced a 5% improvement in our earnings per share in addition to growth we expect to derive from our operating performance.”

Financial Results

Net sales in the first quarter of 2016 were $4.6 million, compared with $5.9 million in the first quarter of 2015.  The year-over-year decrease in sales was primarily a result of the limited beginning backlog from fourth quarter 2015 bookings due to a lengthened capital spending process amid global economic uncertainties.

For the 2016 first quarter, gross margin as a percentage of sales was 54.8%, compared to 48.4% in the first quarter of 2015.  The increase in gross margin as a percentage of sales was primarily due to favorable factory variances, including capitalized overhead and favorable gross margins on demonstration equipment sales.

Net loss in the first quarter of 2016 was ($168,000), or ($0.02) per share, compared with net income of $49,000, or $0.01 per diluted share, in the first quarter of 2015.  Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was a ($51,000) loss in the first quarter of 2016, compared to $175,000 income in the first quarter of 2015.  Adjusted EBITDA, excluding equity compensation, was $44,000 in the first quarter of 2016, compared to $265,000 in the first quarter of 2015.

Bookings in the first quarter of 2016 were $5.9 million, compared to $5.2 million in the first quarter of 2015, and $4.1 million in the fourth quarter of 2015.  Backlog at March 31, 2016 was $2.0 million, as compared to $700,000 at December 31, 2015, and $1.7 million at March 31, 2015.  Deferred revenue increased to $1.2 million at March 31, 2016, compared with $1.0 million at December 31, 2015.

Conference Call Information

A conference call discussing the first quarter ended March 31, 2016 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 332-0107, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 391980.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, wireless, consumer electronics, industrial controls, medical, and military/aerospace markets.  Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their intellectual property into programmable devices. Data I/O provides programming solutions for devices in any package, whether programmed in a socket or on a circuit board.  Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life.  These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

DATA I/O CORPORATION

CONSOLDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015

Net Sales	$4,613	$5,902
Cost of goods sold	2,085	3,045
Gross margin	2,528	2,857
Operating expenses:
Research and development	1,125	1,098
Selling, general and administrative	1,578	1,537
Total operating expenses	2,703	2,635
Operating income (loss)	(175)	222
Non-operating income (expense):
Interest income	12	31
Foreign currency transaction gain (loss)	(4)	(195)
Total non-operating income (expense)	8	(164)
Income (loss) before income taxes	(167)	58
Income tax (expense) benefit	(1)	(9)
Net income (loss)	($168)	$49

Basic earnings (loss) per share	($0.02)	$0.01
Diluted earnings (loss) per share	($0.02)	$0.01
Weighted-average basic shares	7,945	7,863
Weighted-average diluted shares	7,945	8,045

DATA I/O CORPORATION

CONSOLDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	March 31, 2016	December 31, 2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,698	$11,268
Trade accounts receivable, net of allowance for
doubtful accounts of $65 and $43, respectively	3,543	2,790
Inventories	4,401	3,705
Other current assets	488	577
TOTAL CURRENT ASSETS	18,130	18,340

Property, plant and equipment – net	1,373	1,237
Other assets	63	63
TOTAL ASSETS	$19,566	$19,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,444	$1,250
Accrued compensation	1,054	1,689
Deferred revenue	1,194	1,038
Other accrued liabilities	640	540
TOTAL CURRENT LIABILITIES	4,332	4,517

Long-term other payables	545	429

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,910,733 shares as of March 31,
2016 and 7,943,720 shares as of December 31, 2015	19,053	19,051
Accumulated earnings (deficit)	(5,184)	(5,016)
Accumulated other comprehensive income	820	659
TOTAL STOCKHOLDERS’ EQUITY	14,689	14,694
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,566	$19,640

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended March 31,
	2016	2015
(in thousands)
Net Income (loss)	($168)	$49
Interest (income) expense	(12)	(31)
Taxes	1	9
Depreciation and amortization	128	148
EBITDA earnings (loss)	($51)	$175

Equity compensation	95	90
Adjusted EBITDA earnings,
excluding equity compensation	$44	$265